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                                                                    Exhibit 99.1
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     [LOGO]
     MAXWELL
SHOE COMPANY INC.                 NEWS RELEASE
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                            Company Contact:      Richard J. Bakos
                                                  Chief Financial Officer
                                                  Maxwell Shoe Company
                                                  (617) 333-4007

FOR IMMEDIATE RELEASE

                            Investor Relations:   Allison Malkin
                                                  Integrated Corporate Relations
                                                  (203) 222-9013


                       MAXWELL SHOE COMPANY INC. ANNOUNCES
                         COMMON STOCK REPURCHASE PROGRAM

     HYDE PARK, Mass.-- (BUSINESS WIRE)-- February 24, 2003-- Maxwell Shoe Company Inc. (Nasdaq: MAXS) today announced its Board of Directors authorized the repurchase of up to $25 million of the Company's Class A Common Stock.

     Under the stock repurchase program, the Company may purchase through December 31, 2005, as market conditions warrant and from time to time on the open market, up to $25 million of its Class A Common Stock.

     Mark J. Cocozza, Chairman of the Board of Directors and Chief Executive Officer, commented, "We believe this stock repurchase program is an indication of the confidence the Board of Directors and senior management have in the Company's prospects for growth and profitability. This stock repurchase program demonstrates our commitment to enhancing long-term stockholder value. We further believe this initiative demonstrates our confidence in the prospects of our brands and the long-term growth potential of our Company."

     Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company's brands include AK ANNE KLEIN(R), DOCKERS(R)FOOTWEAR FOR WOMEN, J. G. HOOK, JOAN AND DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

     Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preference, inability to successfully design, develop or market its footwear brands, the inability to successfully re-introduce the Joan & David brand into the market, competition from other footwear manufacturers or retailers, loss of key employees, general economic conditions and adverse factors impacting the retail footwear industry, and the inability of the Company to source its products due to political or economic factors or the imposition of trade or duty restrictions. The information contained in the press release was accurate only as of the date issued. Investors should not assume the statements made in this documents remain operative at a later time. The Company undertakes no obligation to update any information appearing in this release. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.